UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 25, 2014

IIM GLOBAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-54545	46-2069547
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

160 E. Lake Brantley Drive, Longwood, FL	32779
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(407) 951-8640

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02         Unregistered Sales of Equity Securities.

From time to time IIM Global Corporation has borrowed funds for working capital from Penn Investments, Inc., a related party. At September 18, 2018 we owed Penn Investments, Inc. an aggregate of $1,165,675 of principal and accrued interest under four 15% promissory notes, which matured between September 30, 2014 and January 30, 2015. On September 24, 2014 we entered into a Note Conversion Agreement with Penn Investments, Inc. pursuant to which the principal and accrued interest due under these notes was converted into 2,915,000 shares of our common stock, based upon a conversion price of $0.40 per share, in full satisfaction of such notes. The conversion price was determined based upon negotiations between the Parties.

Penn Investments, Inc. is controlled by Douglas Solomon, our Chief Executive Officer and member of our Board of Directors. The recipient is an accredited investor and the issuance was exempt from registration under the Securities Act of 1933, as amended, in reliance on exemptions provided by Sections 3(a)(9) and 4(a)(2) of such act. A copy of the Note Conversion Agreement is filed as Exhibit 10.16 to this report.

Item 9.01         Financial Statements and Exhibit

(d)          Exhibits

10.16      Note Conversion Agreement dated September 24, 2014 by and between IIM Global Corporation and Penn Investments, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IIM GLOBAL CORPORATION
Date: September 25, 2014	By:	/s/ Douglas Solomon
Douglas Solomon, Chief Executive Officer